EXHIBIT 23.6

                        Consent of Independent Auditors


The Board of Directors
Cendant Corporation

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cendant Corporation pertaining to the RCI Retirement Savings Plan, of our report dated February 21, 1996, with respect to the consolidated balance sheet of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the yeats in the two year period ended December 31, 1995. Our report appears in the Current Report on Form 8-K of Cendant Corporation dated January 29, 1998.


                                   KPMG Peat Marwick LLP

Long Beach, California
March 6, 1998